Exhibit 26-(h)(4)(f): Amendment No. 5 to Participation Agreement by and among ReliaStar Life Insurance Company of New York, Fidelity's Variable Insurance Products Fund and Fidelity Distributors Corporation

VIP PARTICIPATION AGREEMENT AMENDMENT

AMENDMENT NO. 5

Effective as of January 1, 2001, ReliaStar Life Insurance Company of New York, Variable Insurance Products Fund and Fidelity Distributors Corporation hereby amend the participation Agreement ("Agreement") dated March 9, 1995, as amended by:

Deleting Schedule A of the Agreement in its entirety and replacing it with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto affixed their respective authorized signatures, intending that this Amended be effective as of the first stated above.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By: /s/ John Johnson
Name: John Johnson
Title: Vice President

VARIABLE INSURANCE PRODUCTS FUND

By: /s/ Robert C. Pozen
Name: Robert C. Pozen
Title: Senior Vice President

FIDELITY DISTRIBUTORS CORPORATION

By: /s/ Mike Kellogg
Name: Mike Kellogg
Title: Executive Vice President

Amended Schedule A

Name of Separate Account and Date Established by Board of Directors	Policy Form Numbers of Contracts Funded by Separate Account

ReliaStar Life Insurance Company Of New York Variable Life Separate Account I	86-025